                                                                  Exhibit 1

[LIPMAN TRANSACTION SOLUTIONS LOGO]

FOR FURTHER INFORMATION CONTACT
-------------------------------

ISRAEL:                                          UNITED STATES:
Maya Lustig                                      Jeff Corbin/Lee Roth
Investor Relations & Public Relations Manager    KCSA Worldwide
Lipman Electronic Engineering Ltd.               800 Second Ave.
11 Haamal Street, Park Afek                      New York, NY 10017
Rosh Haayin 48092, Israel                        (212) 896-1214/(212) 896-1209
972-3-902-8603                                   jcorbin@kcsa.com/lroth@kcsa.com
maya_l@lipman.co.il

                  LIPMAN ELECTRONIC ENGINEERING LTD. ANNOUNCES
                 ELECTION OF DAVID RUBNER TO BOARD OF DIRECTORS

Rosh Haayin, Israel, January 11, 2005 - Lipman Electronic Engineering Ltd.
(Nasdaq, TASE: LPMA) today announced that David Rubner has been elected as a director of the Company. Mr. Rubner replaces Avraham Nussbaum as a designee of
Mivtach Shamir Holdings. In order to devote additional time to other business and personal activities, Mr. Nussbaum resigned as a director effective October
25, 2004. Mr. Nussbaum had served on Lipman's Board since December 2001.

David Rubner is Chairman and Chief Executive Officer of Rubner Technology
Ventures Ltd. and a partner in Hyperion Israel Advisors Ltd., a venture capital firm. From 1991 until 2000, Mr. Rubner was President and Chief Executive Officer
of ECI Telecom Ltd. Prior to serving as President and CEO of ECI, he was
Executive Vice President and General Manager of the Telecommunications Division
(1985-1991), Vice President of Operations (1977-1985) and Chief Engineer
(1970-1977).

Mr. Rubner serves on the boards of a number of public companies including Check
Point Software Ltd., Koor Industries Ltd. and Elbit Imaging Ltd., as well as serving as a director of several privately-held companies. He holds a B.S.
degree in Engineering from Queen Mary College, University of London and an M.S.
degree from Carnegie Mellon University. Mr. Rubner serves on the boards of trustees of Bar-Ilan University and Shaare Zedek Hospital and was the recipient of the Israeli Industry Prize in 1995.

Isaac Angel, CEO of Lipman said "On behalf of everyone at Lipman, I would like to welcome David Rubner, whose expertise adds distinction to Lipman and will further strengthen our Board

                                       1

by providing additional operational and strategic capabilities. We would also like to recognize and thank Mr. Nussbaum for his dedicated service to Lipman over the past three years."

ABOUT LIPMAN

Lipman is a leading worldwide provider of electronic payment systems. Lipman develops, manufactures and markets a variety of handheld, wireless and landline
POS terminals, electronic cash registers, retail ATM units, PIN pads and smart card readers, as well as integrated PIN and smart card ("Chip & PIN") solutions.
In addition, Lipman develops technologically advanced software platforms that offer comprehensive and customized transaction processing solutions for its customers, as well as managed professional services such as on-site and call-center support with remote terminal management.

Lipman's corporate headquarters and R&D facilities are located in Israel. Lipman also maintains offices in the US, United Kingdom, Turkey, China, Spain, Finland,
Russia, Italy, Canada and Latin America. For more information visit
www.lipman.biz

Statements concerning Lipman's business outlook or future economic performance;
product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements" as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our dependence on distributors and customers; the competitive market for our products; market acceptance of new products and continuing products; timely product and technology development/upgrades and the ability to manage changing market conditions; manufacturing in Israel; compliance with industry and government standards and regulations; dependence on key personnel; possible business disruption from acquisitions; and other factors detailed in Lipman's filings with the U.S. Securities and Exchange Commission. Lipman assumes no obligation to update the information in this release.